Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER

AND FISCAL 2015 FINANCIAL RESULTS

MOUNT AIRY, N.C., October 22, 2015 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its fourth quarter and fiscal year ended October 3, 2015.

Fourth Quarter 2015 Results

Net earnings for the fourth quarter of fiscal 2015 increased to $9.6 million, or $0.51 per diluted share from $4.6 million, or $0.24 per diluted share in the same period a year ago. Insteel’s earnings for the current year quarter include $0.3 million of net restructuring recoveries, which increased net earnings per share by $0.01. Insteel’s earnings for the prior year quarter include net restructuring charges, acquisition costs and a net gain from insurance proceeds, which, in the aggregate, reduced pre-tax earnings by $0.5 million and net earnings per share by $0.02.

Net sales increased 0.9% to $118.1 million from $117.1 million in the prior year quarter due to the additional revenue provided by the August 2014 acquisition of the prestressed concrete strand (“PC strand”) business of American Spring Wire Corporation (the “ASW Acquisition”) and the extra week in the current year quarter based on Insteel’s fiscal calendar. Shipments increased 6.0% from the prior year quarter while average selling prices decreased 4.9%. On a sequential basis, shipments increased 2.3% from the third quarter of fiscal 2015 while average selling prices decreased 1.4%.

Insteel’s fourth-quarter results were favorably impacted by higher spreads between selling prices and raw material costs and the increase in shipments relative to the prior year quarter. Capacity utilization for the quarter was 51% compared with 54% in the third quarter of fiscal 2015 and 57% in the prior year quarter.

Operating activities provided $19.3 million of cash compared with $7.1 million in the prior year quarter primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $7.8 million of cash compared with $0.2 million in the prior year quarter. Investing activities for the current year quarter include $3.5 million of net proceeds from the sale of the real estate and certain of the equipment associated with the Newnan facility, which was closed in March 2015. Capital expenditures were $0.4 million compared with $3.2 million in the prior year quarter.

Fiscal 2015 Results

Net earnings for fiscal 2015 increased to $21.7 million, or $1.15 per diluted share from $16.6 million, or $0.89 per diluted share in the prior year. Insteel’s earnings for the current year include net restructuring charges, a charge for the settlement of a customer dispute and a net gain from insurance proceeds, which in the aggregate, increased pre-tax earnings by $0.7 million and net earnings per share by $0.02. Insteel’s earnings for the prior year include net restructuring charges, acquisition costs and a net gain from insurance proceeds, which, in the aggregate, did not materially impact pre-tax earnings or net earnings per share.

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Net sales increased 9.4% to $447.5 million from $409.0 million in the prior year due to the additional revenue provided by the ASW Acquisition and the extra week in the current year based on Insteel’s fiscal calendar. Shipments increased 10.0% from the prior year while average selling prices decreased 0.5%.

Operating activities provided $35.8 million of cash compared with $29.2 million in the prior year primarily due to the increase in earnings. Net working capital provided $2.3 million of cash compared with $2.4 million in the prior year. Investing activities for the current year include $3.5 million of net proceeds from the sale of the real estate and certain of the equipment associated with the Newnan facility. Capital expenditures were $7.2 million compared with $9.0 million in the prior year. Capital expenditures are expected to increase to approximately $20.0 million in fiscal 2016 largely due to outlays related to the expansion of the Houston PC strand facility.

Balance Sheet

Cash and cash equivalents increased $21.8 million during the fourth quarter to $33.3 million. Insteel ended the year debt-free with no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Looking ahead to fiscal 2016, we expect that our financial results will be favorably impacted by improved market conditions driven by the continued recovery in nonresidential construction together with lower unit conversion costs,” commented H.O. Woltz III, Insteel’s president and CEO. “We should also benefit from the anticipated resolution of the technical issues that have hampered the performance of the new standard welded wire reinforcement production line at our Hazleton facility and curtailed shipments during the second half of the year.

“We are proceeding with the first phase of a significant expansion of our Houston PC strand facility that entails the installation of equipment previously located at the Newnan facility and the addition of a new state-of-the-art raw material cleaning process. This project, which is expected to be completed by the first quarter of fiscal 2017, should dramatically lower the plant’s conversion costs and further strengthen our market leadership position. Following the successful completion of the first phase of the expansion, we expect to add a third production line to the facility to realign its capacity with the requirements of its markets.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2014. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 27, 2014 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014

Net sales	$118,093	$117,097	$447,504	$408,978
Cost of sales	96,199	103,248	389,171	360,205
Gross profit	21,894	13,849	58,333	48,773
Selling, general and administrative expense	7,770	6,463	25,824	23,371
Restructuring charges (recoveries), net	(329)	1,247	349	1,247
Acquisition costs	-	612	-	612
Other income, net	(75)	(1,254)	(1,113)	(1,907)
Interest expense	47	83	320	252
Interest income	(6)	-	(11)	(10)
Earnings before income taxes	14,487	6,698	32,964	25,208
Income taxes	4,863	2,123	11,254	8,567
Net earnings	$9,624	$4,575	$21,710	$16,641

Net earnings per share:
Basic	$0.52	$0.25	$1.18	$0.91
Diluted	0.51	0.24	1.15	0.89

Weighted average shares outstanding
Basic	18,451	18,337	18,418	18,257
Diluted	18,740	18,755	18,803	18,665

Cash dividends declared per share	$0.03	$0.03	$0.12	$0.12

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	October 3,	June 27,	September 27,
	2015	2015	2014
Assets
Current assets:
Cash and cash equivalents	$33,258	$11,433	$3,050
Accounts receivable, net	46,782	48,215	51,211
Inventories	66,009	70,793	81,899
Other current assets	5,309	3,923	6,433
Total current assets	151,358	134,364	142,593
Property, plant and equipment, net	84,178	86,642	90,386
Intangibles, net	10,220	10,532	9,816
Goodwill	6,965	6,965	6,965
Other assets	7,518	10,338	7,035
Total assets	$260,239	$248,841	$256,795

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$32,182	$33,312	$52,811
Accrued expenses	13,644	9,775	10,375
Total current liabilities	45,826	43,087	63,186
Other liabilities	14,198	14,844	14,726
Commitments and contingencies
Shareholders' equity:
Common stock	18,466	18,439	18,377
Additional paid-in capital	60,967	60,403	58,867
Retained earnings	122,928	113,858	103,429
Accumulated other comprehensive loss	(2,146)	(1,790)	(1,790)
Total shareholders' equity	200,215	190,910	178,883
Total liabilities and shareholders' equity	$260,239	$248,841	$256,795

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	September 27,	October 3,	September 27,
	2015	2014	2015	2014
Cash Flows From Operating Activities:
Net earnings	$9,624	$4,575	$21,710	$16,641
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,230	2,793	11,934	10,274
Amortization of capitalized financing costs	17	25	89	102
Stock-based compensation expense	796	884	2,298	2,661
Deferred income taxes	(213)	154	333	41
Asset impairment charges	306	-	543	-
Excess tax benefits from stock-based compensation	(19)	(353)	(169)	(575)
Gain on sale and disposition of property, plant and equipment	(897)	(1,204)	(2,652)	(1,629)
Increase in cash surrender value of life insurance policies over premiums paid	-	(44)	(39)	(512)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	1,433	3,451	4,266	(2,084)
Inventories	4,784	3,560	15,890	(16,814)
Accounts payable and accrued expenses	1,548	(6,789)	(17,861)	21,333
Other changes	(1,354)	47	(568)	(206)
Total adjustments	9,631	2,524	14,064	12,591
Net cash provided by operating activities	19,255	7,099	35,774	29,232

Cash Flows From Investing Activities:
Capital expenditures	(386)	(3,154)	(7,153)	(8,955)
Acquisition of intangible asset	-	-	(1,460)	-
Acquisition of business	-	(33,943)	480	(33,943)
Proceeds from sale of assets held for sale	3,537	-	3,537	-
Proceeds from fire loss insurance	-	1,352	1,713	2,732
Proceeds from sale of property, plant and equipment	28	-	132	1
Proceeds from surrender of life insurance policies	-	45	40	205
Decrease (increase) in cash surrender value of life insurance policies	150	(111)	(328)	(415)
Net cash provided by (used for) investing activities	3,329	(35,811)	(3,039)	(40,375)

Cash Flows From Financing Activities:
Proceeds from long-term debt	106	18,884	60,978	19,215
Principal payments on long-term debt	(106)	(18,884)	(60,978)	(19,215)
Cash dividends paid	(554)	(551)	(2,211)	(2,193)
Cash received from exercise of stock options	-	764	200	1,129
Excess tax benefits from stock-based compensation	19	353	169	575
Payment of employee tax withholdings related to net share transactions	(224)	(253)	(478)	(758)
Financing costs	-	-	(207)	-
Net cash provided by (used for) financing activities	(759)	313	(2,527)	(1,247)

Net increase (decrease) in cash and cash equivalents	21,825	(28,399)	30,208	(12,390)
Cash and cash equivalents at beginning of period	11,433	31,449	3,050	15,440
Cash and cash equivalents at end of period	$33,258	$3,050	$33,258	$3,050

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$24	$28	$143	$30
Income taxes, net	3,607	3,425	7,805	7,889
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	570	680	570	680
Restricted stock units and stock options surrendered for withholding taxes payable	224	253	478	758
Post-closing purchase price adjustment for business acquired	-	45	-	45

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